File Number  040-00429



                 SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.


                          AMENDMENT NO. 2
                            FORM U-6B-2
                    Certificate of Notification


As originally filed by National Fuel Gas Company on October 17,
1997, and amended on October 20, 1997 to change the filing party to Seneca Independence Pipeline Company, a wholly-owned subsidiary of National Fuel Gas Company.


Amend as follows:

1.  Item #10 to read:  Consideration received for each security:
             $3,500.00.


                                      NATIONAL FUEL GAS COMPANY

                                      By: /s/ James R. Peterson
                                           James R. Peterson
                                          Assistant Secretary



                                      SENECA INDEPENDENCE PIPELINE
                                           COMPANY

                                      By: /s/ James R. Peterson
                                           James R. Peterson
                                               Secretary


Date:  January 28, 1998